Exhibit 10.7
Summary of Hebrew Language Lease Agreement – Azrieli Sarona Tower
Following is a summary of the main terms and provisions set forth in that certain Lease Agreement between Azrieli Group Ltd. (the “Lessor”) and Similarweb Ltd. (the “Company”), dated March 26, 2017 (the “Agreement”), which in its original form is in Hebrew.
1.    The Lease: Approximately 4,734 gross square meters, which covers floors 41-42 in an office building located on block 16, plot 7101, at 121 Menachem Begin Road in Tel Aviv, Israel (referred to as “Azrieli Sarona Tower”).
2.    Purpose of the Lease: The purpose of the lease is solely for the Company’s offices.
3.    Lease Period:
3.1.    First Lease Period: 10 years beginning on the lease commencement date.1
3.2.    Additional Lease Periods: two periods of five years each:
3.2.1.    First Additional Period: commencing upon the expiration of the First Lease Period; and
3.2.2.    Second Additional Period: commencing upon the expiration of the First Additional Period.
3.3.    The First Lease Period will be automatically extended to the First Additional Lease Period, without provision of notice, unless the Company provides the Lessor with written notice of at least 210 days prior to the expiration of the First Lease Period.
4.    Rent Fees:
4.1.    During the First Lease Period:
4.1.1.    Monthly rent of NIS 544,410, plus VAT and linkage differences to the index.
4.1.2.    The Company is to pay the first month’s rent payment, plus VAT (approximately NIS 636,690), upon the signing of the Agreement.
4.1.3.    All rent payments payable under the Agreement are paid on a quarterly basis and on the first day of each such quarter.
4.2.       During the First Additional Period:
4.2.1.    Monthly rent will increase by 7.5%.
4.2.2.    The Company is exempt from paying rent for the first month of the First Additional Period.
4.3.       During the Second Additional Period:
4.3.1.    Monthly rent will increase by 3%.
5.    Additional Payments:
5.1.    Management fees: (detailed below, under section 7);
5.2.    Parking fees: The Company rents 58 unmarked parking spaces and two marked parking spaces, for a monthly fee of NIS 1,100 per unmarked parking space and NIS 1,500 per marked parking space, plus VAT and linkage difference to the index.
5.3.    Taxes: The Company is responsible for the payment of taxes, expenses and municipal property taxes, which are imposed under Israel law on the Company as a lessee of the property, or arise from the Company's use of the premises;
5.4.    Payments for electricity and water usage: The Company is responsible for paying for its electricity and water; and
5.5.    Any payment for the use and possession of the premises: The Company is responsible for various miscellaneous payments, including but not limited to telephone, gas and air conditioning.
1 According to the Special Conditions Appendix, the lease period is to commence upon the earlier of (i) 1/1/2018 or (ii) the date of commencement of the actual use of the lessee by the company.

6.    Adjustment Work: The Company is responsible for any renovation or remodeling projects required for conforming the premises to the needs of the Company, and such project will commence on May 1, 2017 for a duration of eight months. The Lessor is to participate in a proportionate share of the cost of such project, in the amount of NIS 3,000 per gross square meter.
7.    Management Fee:
7.1.    The Management Fee payable under the Agreement is calculated according to COST + 15% plus VAT, provided that such fee does not exceed NIS 30 per gross square meter.
7.2.    The Management Fee is paid directly to the Management Company at the same time as the Company’s rent payments.
8.    Assignment of Rights:
8.1.    In the event of a change of control of the Company, the Company has no obligation to notify the Lessor or obtain its approval.
8.2.    The Company may sublet up to 30% of the leased property following receipt of prior written approval from the Lessor, which approval must include the sub-tenant's identity, and provided that the Lessor first refuse the Company's offer to return such leased property within 30 days. The Company may sublet more than 30% of the leased property and up to a whole floor, provided that the Lessor first refuse the Company’s offer to return such additional area within 14 business days.
9.    Collateral/Securities:
9.1.    Autonomous bank guarantee equal to five months of rent, management and parking payments/fees payable under the Agreement, plus VAT and index-linked (total of NIS 3,697,136);
9.2.    The Lessor shall be entitled to forfeit the bank guarantee upon (i) a material breach of the Agreement or the Management Agreement by the Company, and (ii) failure to make payments specified under the Agreement, subject to 14 business days written notice, during which period the Company failed to cure such violation or non-payment.
9.3.    The Company may provide the Lessor with a cash deposit in lieu of a bank guarantee, under the same terms, mutatis mutandis.
10.    Vacating the Premises:
10.1.    The premises will be returned to the Lessor free of any person or property, as it was received from the Lessor or in its condition after the Adjustment Work, as applicable, subject to reasonable wear. The premises delivered to the Lessor will include all permanent renovations, improvements and/or additions performed by the Company on the premises, unless the Lessor demands its removal prior thereto.
10.2.    In the event the Company is delayed in vacating the premises, the Company shall pay the Lessor an amount equal to the relative rental rate multiplied by two for each such day of delay.
11.    Termination:
11.1.    The Company may terminate the Agreement after five years, subject to providing the Lessor with prior written notice within 10 months of such five year period.
11.2.    The Lessor may terminate the Agreement in the following cases:
11.2.1.    A fundamental breach of the Agreement by the Company that is not cured within 21 days from the date of the Lessor’s request to do so;
11.2.2.     A non-fundamental breach of the Agreement by the Company that is not cured within 60 days from the date of the Lessor’s request to do so;
11.2.3.    An application filed with a competent court for an order to liquidate the Company; to appoint a liquidator, receiver or executor, temporary or permanent; to receive a receivership order; or to receive a foreclosure order on the Company's material property, and such order has been issued or has not been revoked within 120 days.